UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2007 (January 16, 2007)

IRISH MAG, INC.
(Exact name of registrant as specified in its charter)

Florida	2752	59-1944687
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Unit D, Block 2, Tian An Cyber Park
Chengongmiao, Shenzhen, Guangdong, 518040
People’s Republic of China
(Address of principal executive offices)

Registrant's telephone number, including area code: (+86) 755 -8835-2899

646 First Avenue South, St. Petersburg, Florida 33701
______________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Share Purchase Agreement

On January 16, 2007, Irish Mag, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with two accredited investors (collectively, the “Investors”). Other than in respect to this transaction, none of the Investors have had a material relationship with the Company or any of the Company’s officers, directors or affiliates or any associate of any such officer or director.

Pursuant to the Securities Purchase Agreement, the Stockholders have agreed to issue and sell to the Investors up to 7,868,422 shares of the Company’s common stock (the “Shares”) for a purchase price, in the aggregate, of up to $14,950,001.80 or $1.90 per share (the “Purchase Price”). Fifty percent of the Shares (the “First Closing Shares”) will be issued for one-half of the aggregate Purchase Price at the first closing contemplated by the Securities Purchase Agreement, which is expected to occur on or before January 31, 2007 (the “First Closing”). The remaining half of the Shares (the “Second Closing Shares”) will be issued for the balance of the aggregate Purchase Price at the second closing contemplated by the Securities Purchase Agreement (the “Second Closing”). Both the First Closing and the Second Closing are subject to several closing conditions, which are described in more detail below. The Shares will represent approximately 19.96% of the issued and outstanding capital stock of the Company as of and immediately after the consummation of the transactions contemplated by the Securities Purchase Agreement and assuming that both the First Closing and the Second Closing occur.

Under the Securities Purchase Agreement, the Company’s controlling shareholder, Mr. Jiang Huai Lin agrees that if the after tax net income (ATNI) for the Company’s 2007 fiscal year is less than $12.5 million, then he will transfer to the Investors, on a pro rata basis, an additional 3,947,368 shares of the Company’s common stock that are currently owned by him (the “2007 Make Good Shares”) within 10 business days after the Company’s annual report on Form 10-KSB is filed for the 2007 fiscal year. Furthermore, if either the Company’s ATNI for the 2008 fiscal year is less than $21 million or the Company’s earnings per share for the same period is less than $0.480 on a fully diluted basis, then Mr. Lin agrees to transfer to the Investors, on a pro rata basis, an additional 3,947,368 shares of the Company’s common stock that are currently owned by him (the “2008 Make Good Shares”) within 10 business days after the Company’s annual report on Form 10-KSB is filed for the 2008 fiscal year. Mr. Lin further agreed to deposit into escrow, pursuant to a make good escrow agreement deliverable at the First Closing, a number of shares equaling the 2007 Make Good Shares and 2008 Make Good Shares. Mr. Lin’s obligation to transfer the make good shares will continue to apply to each of the Investors, even if such Investor has transferred or sold all or any portion of its securities, and each of the Investors will have the right to assign its rights to receive the make good shares in conjunction with negotiated sales or transfers of any of its securities. If the First Closing occurs, but the Second Closing does not occur, then the number of 2007 Make Good Shares and 2008 Make Good Shares would be reduced by one-half.

The Securities Purchase Agreement also gives the Investors, for a one-year period, a right of first offer to acquire any new securities that the Company issues subject to customary exclusions.

The First Closing is subject to the satisfaction or waiver of several closing conditions, including the following conditions:

•	No material adverse change shall have occurred with respect to the Company;

•	The Company will execute and deliver a registration rights agreement with the Investors in form satisfactory to the Investors in their sole discretion;

•	The Company and Mr. Lin will execute and deliver the a make good escrow agreement that is satisfactory to the Investors in their sole discretion;

•	Each of the Company’s shareholders will execute and deliver a lockup agreement that is satisfactory to the Investors in their sole discretion;

•
As more fully described below under Item 8.01 of this current report under the caption “Planned Restructuring of Commercial Arrangements with iASPEC,” the Company will have completed the proposed restructuring of the Company involving Shenzhen iASPEC Software Engineering Company Limited (“iASPEC”), a Chinese company owned by Mr. Lin, in a manner acceptable to the Investors in their sole discretion and shall have delivered documentation in connection which such restructuring in a form acceptable to the Investors in their sole discretion;

•
The Company’s delivery of an opinion from its U.S. legal counsel in customary form and from its legal counsel in the People’s Republic of China confirming the legality under Chinese law of the restructuring being effected by the Company in connection with the Securities Purchase Agreement and that is otherwise satisfactory to the Investors;

•	other customary conditions.

At the Second Closing, which is to occur, on or before April 30, 2007, if at all, the Investors will acquire from the Company the Second Closing Shares for the remaining half of the Purchase Price, subject to the satisfaction or waiver of closing conditions, including, the Company’s obtaining certain written customer consents to the transactions contemplated by the Securities Purchase Agreement.

The Securities Purchase Agreement may be terminated prior to the Closing: (a) by mutual agreement of the parties; (b) by any Investor (as to itself) if the Closing has not taken place by January 31, 2007; (c) by any Investor (as to itself) if the Second Closing has not taken place by April 30, 2007; or (d) by the Company, if the Second Closing has not taken place on April 30, 2007; provided that in the case of (b),(c) or (d), the failure of such Closing to occur does not result primarily from such party’s failure to comply with the Securities Purchase Agreement. The foregoing description of the terms of the Securities Purchase Agreement, is qualified by reference to its provisions, attached to this report as Exhibit 10.1.

Escrow Agreement

On January 16, 2007, the Company also entered into an Escrow Agreement, among the Company, the Investors, Mr. Jiang Huai Lin and the Company’s U.S. legal counsel, as escrow agent (“Escrow Agent”), pursuant to which the Company agreed to provide the Investors with certain exclusive negotiating rights in consideration of the Investors putting an aggregate of Fourteen Million, Nine Hundred Fifty Thousand and One Dollars and Eighty Cents ($14,950,001.80) (the “Escrow Deposit”) into escrow to be released upon the occurrence of the events sent forth in the Escrow Agreement.

Pursuant to the Escrow Agreement, the Company and Mr. Lin agreed that until April 30, 2007 they will deal exclusively with the Investors with respect to any transaction involving directly or indirectly (i) the offer and/or sale of securities of the Company, (ii) any transaction involving any loan of money or other property to the Company, (iii) the acquisition of all or any material portion of the Company by any party, or authorization thereof. The Company is also prohibited from taking any other action that is inconsistent with the implementation of the exclusivity arrangement and Securities Purchase Agreement.

Pursuant to the Escrow Agreement, on or before January 31, 2007, the Escrow Agent will release fifty percent of the Escrow Deposit to the Company upon receipt of joint written instructions from the Company and the Investors. However, if the First Closing does not occur by January 31, 2007, the Escrow Agent will promptly release the Escrow Deposit to the Investors pursuant to their written instructions. Similarly, if the Second Closing does not occur by April 30, 2007, the Escrow Agent will release the balance of the Escrow Deposit to the Investors pursuant to their written instructions unless the Investors elect to provide the Company with monthly extensions of the Second Closing date. If the Investors grant any such monthly extensions, then the Company would be obligated to pay the Investors a monthly extension fee of $74,750. The foregoing description of the terms of the Escrow Agreement, is qualified by reference to its provisions, attached to this report as Exhibit 10.2.

Item 8.01. Other Events.

Deficient SEC Reports

The Company’s current reports on Form 8-K filed with the Securities and Exchange Commission on October 10, 2006 and on October 23, 2006 are deficient. Disclosure pursuant to Item 2.01(f) and Item 5.06 should have been provided but it was not. The Company is restructuring the agreements referenced in these current reports as described below and plans to file amendments which properly disclose these items simultaneously with the filings regarding such restructuring. The Company will also provide the required audited financial and other financial information at or before such time.

Planned Restructuring of Commercial Arrangements with iASPEC

On January 17, 2006, Mr. Lin formed China Public Security Holdings Limited (“CPST BVI”). On June 23, 2006, CPST BVI formed Bo Hai Wen Technology (Shenzhen) Company Limited (“Bo Hai Wen”). On October 6, 2006, Mr. Lin sold all of the issued and outstanding capital stock of CPST BVI (the “BVI Stock”) to Irish Mag for $50,000 (the “BVI Stock Sale Transaction”).

On October 16, 2006, Mr. Lin and Bo Hai Wen entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, on November 9, 2006, Mr. Lin caused iASPEC to transfer to Bo Hai Wen (a) RMB 14,000,000 (approximately $1,750,000) in cash (the “Cash Payment”) and (b) all of iASPEC’s accounts receivable as of August 31, 2006, valued at RMB 27,286,172 (approximately $3,410,771) (the “Accounts Receivable”). In exchange for causing iASPEC to transfer the Cash Payment and the Accounts Receivable, Bo Hai Wen transferred to Mr. Lin 8,601,286 shares (the “SPA Shares”) of Irish Mag’s Common Stock.

On October 20, 2006, iASPEC and Bo Hai Wen entered into a Software License Agreement (the “Software License Agreement”). Pursuant to the Software License Agreement, on November 13, 2006, iASPEC transferred to Bo Hai Wen the right to use certain software owned by iASPEC in exchange for 16,898,714 shares (the “Software Shares”) of Irish Mag common stock. These shares were issued to the iASPEC shareholders, including Mr. Lin who is the controlling shareholder of iASPEC.

On October 9, 2006, Bo Hai Wen entered into a Business Turnkey Agreement (“Turnkey Agreement”) with iASPEC. The Turnkey Agreement contained the terms and provisions governing the future cooperation between iASPEC and Bo Hai Wen whereby Bo Hai Wen would provide outsourcing services to iASPEC customers in exchange for revenues generated by such customers.

The Company and the parties to the foregoing commercial agreements and arrangements will be restructuring those arrangements as part of, and as a condition to, the investments contemplated by the Securities Purchase Agreement. More specifically, subject to confirmation of the accounting treatment of the restructuring and the approval of the Investors, the Company will rescind the BVI Stock Sale Transaction and simultaneously restructure the arrangements provided for by the Stock Purchase Agreement and the Software License Agreement (collectively, the “Agreements”) by terminating the Agreements and entering into a new agreement (the “Restructuring Agreement”). iASPEC and Bo Hai Wen also plan to simultaneously amend and restate the Turnkey Agreement on the date that the Restructuring Agreement is entered into to better define the commercial arrangements between those parties and to re-grant to Bo Hai Wen the software license that is currently held by Bo Hai Wen under the Software License Agreement. Finally, under the Restructuring Agreement, Mr. Lin will simultaneously exchange the BVI Stock for 25,500,000 shares of the Company’s Common Stock being the sum of the Software Shares and the SPA Shares.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Securities Purchase Agreement, dated January 16, 2007, among the Company and the investors signatory thereto.
10.2	Escrow Agreement, dated January 16, 2007, among Thelen Reid Brown Raysman & Steiner LLP, the Company, the Investors and Mr. Jiang Huai Lin.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRISH MAG, INC.

By:	/s/ Jiang Huai Lin
Jiang Huai Lin
Chairman and Chief Executive Officer

Dated: January 17, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Securities Purchase Agreement, dated January 16, 2007, among the Company and the investors signatory thereto.
10.2	Escrow Agreement, dated January 16, 2007, among Thelen Reid Brown Raysman & Steiner LLP, the Company, the Investors and Mr. Jiang Huai Lin.